EXHIBIT 23.2

Consent of Independent Accountants

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 (No. 033-05913) of our report dated September 18, 2002, relating to the financial statements and financial statement schedule, which appears in Analogic Corporation’s Annual Report on Form 10-K for the year ended July 31, 2002.

/s/ PricewaterhouseCoopers LLP

PRICEWATERHOUSECOOPERS LLP

Boston, Massachusetts

July 23, 2003